As filed with the Securities and Exchange Commission on October 7, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OFG BANCORP

(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	660538893
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Oriental Center

254 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

(Address of Principal Executive Offices)

OFG BANCORP

2007 OMNIBUS PERFORMANCE INCENTIVE PLAN

(Full Title of the Plan)

Carlos O. Souffront

General Counsel

Oriental Center

254 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

(787) 771-6800

(Name, Address and Telephone Number, including Area Code of Agent for Service)

Copies to:

Iván G. Marrero

Pietrantoni Mendez & Alvarez LLC

Popular Center, 19th Floor

208 Ponce de Leon Avenue

San Juan, Puerto Rico 00918

(787) 773-6001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price per Share[2]	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee
Common Stock, par value $1.00 per share	1,437,176 Shares	$16.33	$23,469,084.08	$3,022.82

1.	Represents additional shares of common stock, par value $1.00 per share (the “Common Stock”), reserved for issuance under the Registrant’s 2007 Omnibus Performance Incentive Plan, as amended and restated (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount being registered also includes an indeterminate number of shares of Common Stock as may become issuable under the Plan as a result of stock splits, stock dividends or similar transactions.
2.	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act. Based on the average of the high and low prices of the company’s common stock reported on the New York Stock Exchange on October 3, 2013.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement on Form S-8 is filed by OFG Bancorp (the “Company”) for the purpose of registering 1,437,176 additional shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), that may be issued in connection with the Company’s 2007 Omnibus Performance Incentive Plan, as amended and restated (the “Plan”). On March 15, 2013, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement that included a proposal to replenish and increase the total number of shares of Common Stock reserved for issuance under the Plan by 1,437,176 shares to 1,500,000. Such proposal was approved by the Company’s shareholders at their annual meeting on April 24, 2013. In accordance with Instruction E of the General Instructions to Form S-8, the registration statements on Form S-8 previously filed by the Company with the SEC relating to the Plan (File Nos. 333-147727 and 333-170064) (the “Prior Registration Statements”) are incorporated herein by reference, including all periodic reports of the Company that were filed subsequent to the Prior Registration Statements and which are incorporated therein by reference.

SIGNATURE

The Registrant. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the municipality of San Juan, Commonwealth of Puerto Rico, on the 7th day of October, 2013.

OFG BANCORP

By:	/s/ José Rafael Fernández
José Rafael Fernández
President, Chief Executive Officer and
Vice Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints José Rafael Fernández, Ganesh Kumar, and Carlos O. Souffront, each acting singly, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(a) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURES	TITLES	DATE

/s/ Julian S. Inclán Julian S. Inclán	Chairman of the Board	October 7, 2013

/s/ José Rafael Fernández José Rafael Fernández	President, Chief Executive Officer and Vice Chairman of the Board	October 7, 2013

/s/ Juan C. Aguayo Juan C. Aguayo	Director	October 7, 2013

/s/ Pablo I. Altieri Pablo I. Altieri	Director	October 7, 2013

/s/ Francisco Arriví Francisco Arriví	Director	October 7, 2013

/s/ Rafael F. Martínez Rafael F. Martínez	Director	October 7, 2013

/s/ Pedro Morazzani Pedro Morazzani	Director	October 7, 2013

/s/ José E. Rossi José E. Rossi	Director	October 7, 2013

/s/ Ganesh Kumar Ganesh Kumar	Executive Vice President and Chief Financial Officer	October 7, 2013

/s/ César A. Ortiz César A. Ortiz	Senior Vice President and Chief Accounting Officer	October 7, 2013

EXHIBIT INDEX

Exhibit No.	Description

4.1*	OFG Bancorp 2007 Omnibus Performance Incentive Plan, as amended and restated.

4.2*	Composite Certificate of Incorporation of the Company.

4.3	Bylaws of the Company (incorporated herein by reference to Exhibit 3(ii) of the Company’s current report on Form 8-K filed on June 23, 2008).

4.4*	Form of Common Stock Certificate.

5.0*	Opinion of Pietrantoni Mendez & Alvarez LLC regarding legality.

23.1*	Consent of Pietrantoni Mendez & Alvarez LLC (included in the opinion of counsel filed as Exhibit 5.0).

23.2*	Consent of KPMG LLP.

24.0*	Power of attorney (included on page 2 hereof).

*	Filed herewith.